Exhibit 4.6

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 26, 2021 (the “Effective Date”) by and among Acorns Grow Incorporated, a Delaware corporation (the “Company”), and the individuals and entities listed on the Schedule of Lenders attached hereto (individually, a “Lender” and collectively, the “Lenders”).

RECITALS

WHEREAS, in order to provide the Company with additional resources to conduct its business, the Lenders are willing to lend to the Company up to an aggregate of $55,000,000 (the “Total Loan Amount”), subject to the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and each Lender, intending to be legally bound, hereby agrees, severally and not jointly, as follows:

AGREEMENT

1.	DEFINITIONS. The following capitalized terms used herein shall have the following respective meanings:

1.1        “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person or any venture capital, growth equity fund or registered investment company now or hereafter existing that is controlled by one or more general partners (or member thereof) or managing members (or member thereof) of, or shares the same management company (or member thereof) with, such Person.

1.2      “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, service marks, registered and unregistered service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information, source or object code and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or purported to be owned by, or are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

1.3       “Data Protection Legislation” means any state, Federal, or foreign law, guidance, or standard applicable to the Company in any relevant jurisdiction that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, privacy, security, disposal, destruction, disclosure or transfer of Personal Information, including without limitation the Gramm-Leach-Bliley Act, the California Consumer Privacy Act, the CAN-SPAM Act, and the Telephone Consumer Protection Act, each as may be amended from time to time.

1.4       “Founders” means Walter Cruttenden and Jeffrey Cruttenden.

1.5           “Governmental Authority” means any: (i) federal, state, local, municipal, foreign, or other governmental or quasi-governmental authority (including any governmental agency, branch, department or official thereof and any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, self-regulatory, or taxing authority or power of any nature), (ii) court or other tribunal, or (iii) multi-national governmental or quasi-governmental organization or body.

1.6           “Key Employee” means each of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Technology Officer, Chief Business Officer, Chief Compliance Officer, Chief Financial Officer (or, if none is then appointed, the most senior financial officer) and Chief Legal Officer (or individuals holding comparable titles), in each case as serving on any relevant date.

1.7           “Material Adverse Effect” means any adverse effect, change, event, circumstance or development that has had, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse effect, change, event, circumstance or development arising from or related to the Novel Coronavirus (i.e., COVID-19) pandemic or any governmental entity’s response (including the Company’s or any other person’s response to such governmental entity’s response), including but not limited to “shelter-in-place” orders, any furloughs, layoffs or suspensions of hiring (whether such actions have been already taken or planned) by the Company or other effects on the operations of the business of the Company arising therefrom, except, in each case, any such adverse effect, change, event, circumstance or development that has had, or would reasonably be expected to have, a disproportionate effect on the Company and its subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its subsidiaries operate.

1.8           “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.9           “Personal Information” shall mean “personal data,” “personal information,” “personally identifiable information,” “PII,” “nonpublic personal information,” or “NPI,” each as defined by Data Protection Legislation, or any other information that identifies, could be used to directly or indirectly identify, or relates to an individual person.

1.10        “Program” means the wrap fee program described in the form of the Acorns Program Agreement dated as of January 1, 2020 and the product agreements referred to therein.

1.11         “Requisite Lenders” means the holders of Notes representing at least sixty-six and sixty-seven hundredths percent (66.67%) of the aggregate principal amount and accrued but unpaid interest then-outstanding under all of the Notes.

1.12         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.13         “to the Company’s knowledge” or “to the knowledge of the Company” shall mean the actual knowledge, or the knowledge that would have been obtained after reasonable investigation of: (i) Noah Kerner; (ii) Jasmine Lee; and (iii) for the purposes of Section 4.6 only, Hugh Tamassia.

2.          SALE AND ISSUANCE OF NOTES. Subject to the terms of this Agreement, each Lender agrees, severally and not jointly, to lend to the Company at the Closing (as defined below) that portion of the Total Loan Amount as is set forth opposite such Lender’s name on the Schedule of Lenders attached hereto (each such amount being referred to herein as a “Loan Amount”), in each case against the issuance and delivery by the Company to such Lender at the Closing of a convertible promissory note, in substantially the form attached hereto as Exhibit A (each, a “Note” and collectively, the “Notes” and, the equity securities issuable on the conversion of such Notes in accordance with the terms thereof, the “Company Equity Securities”), representing an initial principal balance equal to such Loan Amount. Each Note shall be (i) convertible into equity securities of the Company pursuant to the terms provided in such Note, and (ii) identical in its terms and conditions (other than with respect to the principal amount and date of issuance thereof) to each other Note issued pursuant to this Agreement.

3.	CLOSING.

3.1          Closing. The closing of the sale and purchase of Notes (the “Closing”) shall be held on the Effective Date (the “Closing Date”). At the Closing: (i) each Lender shall deliver to the Company, by wire transfer of immediately available funds, the amount of such Lender’s Loan Amount as set forth on the Schedule of Lenders; and (ii) the Company shall issue and deliver to each Lender a Note in favor of such Lender payable in the principal amount of such Lender’s Loan Amount as set forth on the Schedule of Lenders.

4.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Lenders, as of the Closing and except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”), the following, it being understood that “Company” means “Company and its subsidiaries” for the purposes of this Section 4, other than for Sections 4.2 and 4.3:

4.1          Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect.

4.2           Corporate Power. The Company has all requisite corporate power to execute and deliver this Agreement and each Note (together, the “Loan Documents”) and to carry out and perform its obligations under the terms of each Loan Document.

4.3           Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution and delivery of the Loan Documents by the Company and the performance of the Company’s obligations thereunder, including, without limitation, the issuance and delivery of the Notes and except the authorization, reservation and issuance of the Company Equity Securities, has been taken; provided, however, that the Lenders acknowledge and agree that: further corporate action on the part of the Company, its directors and its stockholders will be required in connection with the authorization, reservation and issuance of (i) shares of Qualifying Financing Stock in connection with a Qualifying Financing (each as defined in the Notes) and (ii) shares of Non-Qualifying Financing Stock in connection with a Non-Qualifying Financing (each as defined in the Notes). Each Loan Document, when executed and delivered by the Company, shall constitute the valid and binding obligation of the Company, enforceable in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company Equity Securities, when issued in compliance with the provisions of the Loan Documents will be validly issued, fully paid and nonassessable, free of any liens or encumbrances, and issued in compliance with all applicable federal and securities laws.

4.4           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Loan Documents, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.

4.5           Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; or (ii) that questions the validity of the Loan Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Loan Documents; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.5 of the Disclosure Schedules, neither the Company nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Company) involving the prior employment or services of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

4.6           Intellectual Property. The Company exclusively owns all Company Intellectual Property that it purports to own or possesses or can acquire on commercially reasonable terms sufficient legal rights to all other Company Intellectual Property without any known infringement of the patent rights of others and without any conflict with, or infringement of, any other intellectual property rights of others, including prior employees or consultants with which any of them may be affiliated now or may have been affiliated in the past. No activity by the Company or any subsidiary or any product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party; provided that the representations and warranties in this sentence are made to the knowledge of the Company with respect to patents owned by any other party. Except as set forth in Section 4.6(i) of the Disclosure Schedules, and other than with respect to commercially available “off-the-shelf” software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary or intellectual property rights or processes of any other Person. Except as set forth in Section 4.6(ii) of the Disclosure Schedules, the Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company's business. To the Company's knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company including prior employees or consultants, or academic institutions with which any of them may be affiliated now or may have been affiliated in the past. Except as would not result in a Material Adverse Effect, each Founder, current and former employee and consultant has signed a written agreement under which such Founder, employee, or consultant has assigned to the Company all intellectual property rights he or she owned or owns that are related to the Company's business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment, consulting, or founding relationship with the Company that: (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted; (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information; or (iii) resulted from the performance of services for the Company. Section 4.6(iii) of the Disclosure Schedules lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, domain names and licenses to and under any of the foregoing, in each case owned or purported to be owned by the Company. Except as set forth in Section 4.6(iv) of the Disclosure Schedules, the Company has not embedded, used or distributed any open source, copy left or community source code, including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license, arrangement or other distribution model described by the Open Source Initiative at www.opensource.org (collectively, “Open Source Software”) in connection with any of its software, products, or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such software, product, or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company Intellectual Property owned by the Company, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property. Except as set forth in Section 4.6(v) of the Disclosure Schedules, the Company is in compliance with all licenses for Open Source Software that it uses in its business. The Company has taken reasonable security measures to protect the confidentiality of all trade secrets, know-how, and other confidential information owned by the Company or used by the Company in the Company’s business as now conducted and as presently proposed to be conducted. Except as set forth in Section 4.6(vi) of the Disclosure Schedules, the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any software, products or services of the Company, or provided or disclosed to any person or entity any source code of any software, product or service of the Company. For purposes of this Section 4.6, the Company shall be deemed to have knowledge of a patent right if the Company has knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. No government funding, facilities of a university, college, other educational institution or research center, or funding from similar third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

4.7           Compliance with Laws. Each of the Company and its subsidiaries is not and has not been in violation of any applicable statute, rule, regulation, legal requirement, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, will not result in any such violation.

4.8	Compliance with Regulatory Requirements.

(a)            Each of the Company, its subsidiaries and the Program managed or advised by the Company and its subsidiaries is in compliance in all material respects with applicable Investment Laws and Regulations. For the purposes of this Agreement, the term “Investment Laws and Regulations” means the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Company Act”), the Commodity Exchange Act, as amended (“Commodity Exchange Act”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the Office of Foreign Assets Control regulations and all applicable laws relating to anti-money-laundering and similar laws (including “know your customer” rules and regulations), and all rules promulgated under each of such laws.

(b)      (i)   None of the Company, Acorns Securities, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Acorns Securities”), and Acorns Advisers, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Acorns Advisers”), meet the definition of “investment company” under Section 3(a)(1) of the Company Act and none of the Company’s other subsidiaries owns any investment securities as defined under Section 3(a)(2) under the Company Act.

(ii) None of the Company, Acorns Securities or Acorns Advisers is required to be registered as a commodity pool operator under the Commodities Exchange.

(c)            Acorns Securities is duly registered with the Securities and Exchange Commission as a broker-dealer pursuant to the Exchange Act and with all states where it services clients and is not otherwise exempt from such registration. Acorns Securities is not required to be, and is not subject to the jurisdiction of any non-U.S. Governmental Authorities with respect to any foreign counterpart of the Exchange Act. Acorns Securities is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and is in compliance with all rules, regulations and codes of conduct applicable to its members. Acorns Securities has fully complied with all of its obligations under the FINRA Letter of Acceptance, Waiver and Consent No. 2016052098301 dated July 5, 2017.

(d)            (i)       Acorns Advisers (i) is and has, since December 2013, been duly registered as an investment adviser under the Advisers Act. Acorns Advisers (and any applicable Affiliate) is either duly registered or licensed under law as an investment adviser in each state where the nature of such entity’s business so requires or has made the requisite notice filing(s) in such state(s) and, where registration is required, each such registration is in full force and effect, except where failure to be so registered would not be noticed to the entity.

(ii)        Acorns Advisers (and any applicable Affiliate) has filed and made readily available to its clients on a timely basis and in a proper manner its Form ADV Parts 1A and 2A as required under applicable law since April 2015. Each such entity, as applicable, has delivered to the Lenders true and complete copies of its most recent Form ADV, as amended as of the date indicated therein. The information contained in the Form ADV, as amended as of the date indicated therein, is true and complete in all material respects as of the date thereof and does not omit to state a material fact necessary to make the statements therein not misleading.

(iii)        To the Company’s knowledge, no employee of Acorns Advisers (or any Affiliate) conducts activities involving investment management or investment advisory or subadvisory activities except (A) as part of his or her employment with Acorns Advisers (or applicable Affiliate); or (B) managing his or her own investments or the investments of his or her family members.

(iv)         Neither Acorns Advisers nor, to the Company’s knowledge, any person “associated” (as defined in Section 202(a)(17) of the Advisers Act) with Acorns Advisers has been convicted of any crime or is engaging or has engaged in conduct that would be a basis for denial, suspension or revocation of registration of, or any limitation on the activities of, Acorns Advisers as an investment adviser under Section 203(e) of the Advisers Act, and to the Company’s knowledge, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension, limitation or revocation.

(v)     Acorns Advisers has adopted and implemented written policies and procedures reasonably designed to prevent material violations of the Advisers Act by Acorns Advisers or any of its directors, officers, employees or other supervised persons. Such policies and procedures are reasonably designed to comply in all material respects with applicable law, and there have been no material violations (or allegations of violations) of such policies and procedures by Acorns Advisers or its stockholders, officers, directors, managers or employees Acorns Advisers has designated a compliance officer responsible for administering such policies and procedures.

(vi)      The Company either (A) has determined that the consummation of the transactions described herein will not constitute an “assignment” as defined in Section 202(a)(1) of the Advisers Act, or (B) has obtained all necessary client consent with respect to such transactions.

(e)          All accounts and programs managed or operated by the Company or any of its subsidiaries satisfy the safe harbor from the definition of investment company recognized by Rule 3a-4 under the Company Act.

(f)         Neither the Company, nor its subsidiaries, any employee, agent or independent contractor of the Company or its subsidiaries perform, or in the last three (3) years has performed, any activities relating to the brokering, referral, solicitation, writing, sale, marketing, management or production of insurance contracts or insurance business that require a permit, certificate of authority, registration or similar authorization from a governmental entity under any applicable Law.

4.9          Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a material adverse effect on the Company. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. The issuance of the Notes does not result in adjustment of the conversion prices or conversion rates in any of the Company’s outstanding capital stock. The Company has provided true and complete copies of any certificates of adjustment required to have been delivered under Part B, Section 4.8 of the Company's certificate of incorporation, as amended. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

4.10	Certain Transactions.

(a)       Other than (i) standard employee benefits generally made available to all employees, (ii) standard employee offer letters and Confidential Information Agreements (as defined below), (iii) standard director and officer indemnification agreements approved by the Company’s board of directors, and (iv) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s common stock, in each instance, approved in the written minutes of the Company’s board of directors, except as disclosed on Section 4.10 of the Disclosure Schedules, there are no agreements, understandings or proposed transactions between the Company, on the one hand, and any of its founders, officers, directors or consultants, members of the immediate families of any of the foregoing or any Affiliate thereof (collectively, “Related Persons”), on the other hand.

(b)       The Company is not indebted, directly or indirectly, to any Related Persons, other than in connection with expenses or advances of expenses to employees, officers, directors or consultants of the Company incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. No Related Person is, directly or indirectly, indebted to the Company or, to the Company’s knowledge, has any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) except as disclosed on Section 4.10(b) of the Disclosure Schedules, direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.

4.11        Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company has not made any elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) that would reasonably be expected to have a Material Adverse Effect.

4.12        Insurance. The Company has in full force and effect (i) general commercial and product liability insurance policies with coverage customary for companies similarly situated to the Company, (ii) insurance policies covering such casualties as would be reasonable and customary for companies similarly situated to the Company sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed, and (iii) directors’ and officers’ insurance policies, true and complete copies of which have been provided to the Lenders.

4.13          Permits. The Company has all franchises, permits, licenses, registrations, approvals and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.14          Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

4.15          Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens arising in the ordinary course of business and that do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property

4.16          Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect to the best of its knowledge: (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Lenders true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. For purposes of this Section 4.156, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (x) releases or threatened releases of Hazardous Substance; (y) pollution or protection of employee health or safety, public health or the environment; or (z) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

4.17	Data Privacy and Cybersecurity.

(a)            In connection with its collection, storage, transfer (including, cross-border transfers), processing, protection, and/or use of any Personal Information, the Company is and has been in compliance with: (i) all applicable Data Protection Legislation; (ii) the Company’s privacy policies; (iii) and the requirements of any contract or codes of conduct to which the Company is a party (collectively, “Data Protection Requirements”).

(b)            The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies, including as required by the Data Protection Requirements, designed to safeguard all Personal Information processed by the Company or on the Company’s behalf, including from and against unauthorized access, use and/or disclosure. The Company has, in all material respects: (i) regularly conducted vulnerability testing, risk assessments, and external audits of, and tracked security incidents related to, the Company’s IT systems (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; and (iii) timely installed software security patches and other fixes to identified technical information security vulnerabilities.

(c)            The Company is and has been in compliance in all material respects with all laws and contractual obligations relating to data loss, theft and breach of security notification obligations. The Company has promptly (i) taken appropriate actions to address known or suspected information security breaches, intrusions, and failures, including any unauthorized or illegal use or disclosure of, or access to, or other misuse of Personal Information or Company IT Systems (as defined below) (each, a “Security Related Incident”) and (ii) remedied the cause of any such Security Related Incident(s). For any prior Security Related Incidents, the Company has provided all required notifications to individuals, regulators or credit bureaus that are required, or reasonably could be deemed to be required, by law. Subsection 4.17(c) of the Disclosure Schedule sets forth a description of all Security Related Incidents that have posed a material risk to the Company or that have compromised the security or confidentiality of Personal Information processed by the Company, including any incident involving the hiring of third party consultants, the engagement of outside counsel, or any disclosures to third parties. No Security Related Incident is ongoing or, to the Company’s knowledge, has been threatened or is immediately foreseeable. As used herein, “Company IT Systems” means any Company information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the transmission, maintenance, organization, presentation, generation, analysis or processing of data and information, whether or not in electronic format, including Personal Information.

4.18        Indebtedness. The Company is, and reasonably expects to remain (based on its current operating plan and projections), in compliance with all covenants, affirmative and negative, financial or otherwise, under all of the Company's agreements governing its indebtedness for borrowed money until the maturity date thereof, including, but not limited to, the short- and long-term indebtedness shown on the most recent balance sheet included in the Financial Statements.

4.19       Offering. Assuming the accuracy of the representations and warranties of the Lenders contained in Section 5 hereof, the offer, issue and sale of the Notes and the Company Equity Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

4.20        Use of Proceeds. The Company shall use the proceeds from the issuance of the Notes solely for the operations of its business, and not for any personal, family or household purpose.

4.21        Financial Statements. The Company has delivered its audited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal years ended September 30, 2020 and September 30, 2019 and its unaudited financial statements (including the balance sheet, income statement and statement of cash flows) for the four-month period ended January 31, 2021 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to January 31, 2021, (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

4.22       Changes. Since January 31, 2021, except as on Section 4.22 of the Disclosure Schedules, there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)            any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(f)            any resignation or termination of employment of any officer or Key Employee of the Company;

(g)            any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets (including Company Intellectual Property), except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(h)            any loans or guarantees made by the Company to or for the benefit of its Related Persons, other than travel advances and other advances made in the ordinary course of its business;

(i)            any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(j)            any sale, assignment or transfer of any of the Company’s Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(k)            receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(l)            to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(m)            any arrangement or commitment by the Company to do any of the things described in this Section 4.22.

4.23	Employee Matters.

(a)            To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Loan Documents, nor the carrying on of the Company’s business by the employees, consultants or independent contractors of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee, consultant or independent contractor is now obligated.

(b)            The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)            To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any Key Employee. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 4.23(c) of the Disclosure Schedules or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 4.23(c) of the Disclosure Schedules, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)            The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(e)            Except as set forth on Section 4.23(e) of the Disclosure Schedules, each former officer or other executive-level employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(f)            Section 4.23(f) of the Disclosure Schedules sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)            The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

(h)            To the Company’s knowledge, none of the Key Employees, officers or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; (iv) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (v) the subject of any allegation of sexual harassment or employment discrimination committed in the course of such individual’s performance of his or her duties on behalf of the Company.

4.24       Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information and, with respect to any employee, consultant or officer who, either alone or in concert with others, develops, invents, programs or designs (or developed, invented, programmed or designed) any Company Intellectual Property, inventions assignment substantially in the form or forms delivered to Lender counsel (all such agreements regarding confidentiality, proprietary information and/or inventions assignment, the “Confidential Information Agreements”). No current or former employee, consultant or officer who, either alone or in concert with others, develops, invents, programs or designs (or developed, invented, programmed or designed) any Company Intellectual Property has excluded works or inventions from his or her assignment of inventions pursuant to such individual’s Confidential Information Agreement. Each of the Company’s Chief Executive Officer, Chief Operating Officer and Chief Technology Officer has executed a non-solicitation agreement substantially in the form or forms provided to the Lenders. The Company is not aware that any of its current or former employees, consultants or officers is in violation of any agreement covered by this Section 4.24.

4.25       83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Internal Revenue Code of 1986, as amended have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s common stock

4.26       Disclosure. The Company has made available to the Lenders all the information reasonably available to the Company that the Lenders have requested for deciding whether to enter into the Loan Documents, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedules, and no certificate furnished or to be furnished to Lenders at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Lenders, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

4.27       Investment Banking; Brokerage. Except as disclosed on Section 4.27 of the Disclosure Schedules, there are no claims for investment banking fees, brokerage commissions, finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

5.             REPRESENTATIONS AND WARRANTIES OF THE LENDERS. Each Lender hereby represents and warrants to the Company, severally (as to itself only and not any other Lender) and not jointly, as of the Closing, the following:

5.1            Authorization. Such Lender has full power and authority to enter into each Loan Document to which it is a party, each of which constitutes the valid and binding obligation of such Lender, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2            Purchase Entirely for Own Account. The Notes and the Company Equity Securities are being acquired for investment for such Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Lender does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes or Company Equity Securities. For the avoidance of doubt, a Lender shall be permitted to have the Notes issued and held in the name of its nominee or agent for the Lender’s account.

5.3            Disclosure of Information. Such Lender has had an opportunity to ask questions and receive answers from the Company, or is otherwise knowledgeable, regarding the terms and conditions of the offering of the Notes and the Company Equity Securities and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of the Lenders to rely thereon.

5.4            Investment Experience. Such Lender has experience investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Notes and the Company Equity Securities.

5.5            Accredited Investor. Such Lender is an “accredited investor” within the meaning of Rule 501, as presently in effect, of Regulation D under the Securities Act.

5.6            No General Solicitation. Neither such Lender, nor any of its officers, directors, managers, employees, agents, Affiliates or partners, has or have either directly or indirectly, including through a broker or finder, engaged in any general solicitation or published any advertisement in connection with the offer and sale of the Notes or the Company Equity Securities.

5.7            Restricted Securities. Such Lender understands that the Notes and the Company Equity Securities are characterized as “restricted securities” under federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such Notes and Company Equity Securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Lender represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Lender understands and acknowledges that an investment in the Notes and the Company Equity Securities involves an extremely high degree of risk and may result in a complete loss of such Lender’s investment. Such Lender understands that the Notes and the Company Equity Securities have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered and that such Lender will not be able to resell or otherwise transfer the Notes and the Company Equity Securities unless such Notes or Company Equity Securities are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

5.8            No Liquidity. Such Lender has no immediate need for liquidity in connection with its investment in the Notes and the Company Equity Securities and has the capacity to sustain a complete loss of its investment in the Notes and the Company Equity Securities.

6.	ADDITIONAL AGREEMENTS.

6.1            Cooperation. Prior to any issuance of Company Equity Securities upon conversion of the Notes, the parties agree to fully cooperate to (a) take, or cause to be taken, all further actions, (b) deliver to the other parties such further information and documents and (c) execute and deliver to the other parties such further instruments, in each case as any other party may reasonably request as is necessary in order to amend the authorized share capital to create the Company Equity Securities and to authorize the Company’s board of directors to allot and issue such Company Equity Securities in accordance with the Notes or to effect a reorganization of the share capital of the Company, as required.

7.	CONDITIONS TO CLOSING.

7.1            Conditions to the Lenders’ Obligations at Closing. The obligations of each Lender to lend the amount of such Lender’s Loan Amount as set forth on the Schedule of Lenders at Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by such Lender in its sole discretion:

(a)            Representations and Warranties. The representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects as of the Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality in Section 4.

(b)            Good Standing Certificate. The Company shall have obtained a good standing certificate or similar certificate issued by the Secretary of State of the State of Delaware and any other state or jurisdiction where the Company is qualified to conduct business dated within five (5) business days prior to such Closing and shall have delivered such certificate(s) to the Lenders at or prior to such Closing.

(c)            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Lender, and each Lender (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

7.2            Conditions to the Company’s Obligations at Closing. The obligations of the Company to sell and issue Notes to the Lenders at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by the Company in its sole discretion:

(a)            Representations and Warranties. The representations and warranties of each Lender contained in Section 5 shall be true and correct in all material respects as of such Closing.

8.	TRANSFER RESTRICTIONS; LEGENDS.

8.1            Restrictions. Without in any way limiting the representations and warranties of the Lenders set forth in Section 5, each Lender expressly agrees, severally and not jointly, not to make any disposition of all or any portion of the Notes or the Company Equity Securities unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) such Lender shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if requested by the Company, shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act or any applicable state securities laws; provided, however, that any Lender may, directly or indirectly, by operation of law or otherwise, transfer the Notes to an Affiliate of such Lender or to another Lender or an Affiliate thereof.

8.2            Legends. It is understood that the instruments evidencing the Notes and the Company Equity Securities may bear legends in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION THEREOF MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.”

9.	MISCELLANEOUS.

9.1            Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company or to the Lenders, as applicable, at the respective addresses set forth on the signature page to this Agreement or at such other address(es) as the Company or any Lender may designate by ten (10) days advance written notice to the other party hereto.

9.2            Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Company may not assign, by operation of law or otherwise, its obligations under this Agreement or under the Notes without the prior written consent of the Requisite Lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3            Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9.4            Expenses. The Company shall pay an aggregate of 50% of the reasonable and documented third party expenses actually incurred by the Lenders in connection with their review of documentation, negotiation of this transaction (including when it was contemplated to be a purchase of equity securities) and the Notes (and other matters relating to the conversion of the Notes and any equity securities and documentation related thereto pursuant to Sections 6.2, 6.3 or 6.5 of the Notes), up to a maximum reimbursement amount by the Company to the Lenders of $100,000 in the aggregate. The Lenders shall provide invoices to the Company that reasonably evidence such documented expenses.

9.5            Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Requisite Lenders; provided, however, that any specific term or provision of this Agreement may not be amended, modified, or waived in a manner that adversely affects any Lender in a manner differently than the other Lenders without the specific written consent of such Lender. Subject to the proviso to the immediately preceding sentence, any amendment or modification of this Agreement, or waiver of any term or provision of this Agreement, shall be binding upon each Lender, and each Lender acknowledges that by the operation of this Section 9.5 hereof the Lenders constituting Requisite Lenders will have the right and power to diminish or eliminate all rights of such Lender under this Agreement.

9.6            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.7            Entire Agreement. This Agreement, the Notes and those certain letter agreements by and between the Company and each of the Lenders, dated as of the date hereof, constitute the entire agreement between the parties hereto and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

9.8            Counterparts; Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall deemed to have been duly and validly delivered and be valid and effective for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AGREEMENT as of the Effective Date.

COMPANY:

ACORNS GROW INCORPORATED

By:	/s/ Noah Kerner
Name: Noah Kerner
Title: Chief Executive Officer

Address: 5300 California Avenue Irvine, CA 92617

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AGREEMENT as of the Effective Date.

LENDER:

DECLARATION CAPITAL PE SPV XXXI LLC

By:	/s/ Rob Jackowitz
Name: Rob Jackowitz
Title: Authorized Person

Address:
c/o Declaration Partners LP
510 Madison Avenue, 20th Floor
New York, NY 10022
Attn: Rob Jackowitz
Attn: Leigh Rovzar
Attn: Brian Stern
Email: accounting@declarationpartners.com
Email: lrovzar@declarationpartners.com
Email: bstern@declarationpartners.com

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AGREEMENT as of the Effective Date.

LENDER:

SENATOR GLOBAL OPPORTUNITY MASTER FUND LP

By: Senator GP LLC
Its: General Partner

By:	/s/ Evan Gartenlaub
Name:	Evan Gartenlaub
Title:	Authorized Person

Address:
c/o Senator Investment Group LP
Attn: Operations & Legal
510 Madison Avenue, 28th Floor
New York, NY 10022
Email: operations@senatorlp.com and egartenlaub@senatorlp.com

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AGREEMENT as of the Effective Date.

LENDER:

SENATOR INNOVATION AND SUSTAINABILITY FUND LP

By: Senator IS GP LLC
Its: General Partner

By:	/s/ Evan Gartenlaub
Name:	Evan Gartenlaub
Title:	Authorized Person

Address:
c/o Senator Investment Group LP
Attn: Operations & Legal
510 Madison Avenue, 28th Floor
New York, NY 10022
Email: operations@senatorlp.com and egartenlaub@senatorlp.com

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

SCHEDULE OF LENDERS

Name and Address	Note Principal Amount

Declaration Capital PE SPV XXXI LLC	$27,500,000

c/o Declaration Partners LP
510 Madison Avenue, 20th Floor
New York, NY 10022
Attn: Rob Jackowitz
Attn: Leigh Rovzar
Attn: Brian Stern
Email: accounting@declarationpartners.com
Email: lrovzar@declarationpartners.com
Email: bstern@declarationpartners.com

Senator Global Opportunity Master Fund LP	$22,500,000

Address:
c/o Senator Investment Group LP
Attn: Operations & Legal
510 Madison Avenue, 28th Floor
New York, NY 10022
Email: operations@senatorlp.com and
egartenlaub@senatorlp.com

Senator Innovation and Sustainability Fund LP	$5,000,000

Address:
c/o Senator Investment Group LP
Attn: Operations & Legal
510 Madison Avenue, 28th Floor
New York, NY 10022
Email: operations@senatorlp.com and
egartenlaub@senatorlp.com

TOTAL:	$55,000,000

[SCHEDULE OF LENDERS]

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE